Exhibit 10.3

RECEIVED
UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLUMBIA	JAN 12 2017 Clerk, U.S. District & Bankruptcy
Courts for the District of Columbia

:
UNITED STATES OF AMERICA,	:	CRIMINAL NO.
:
Plaintiff,	:
	:	PLEA AGREEMENT
v.	:
:
JERDS LUXEMBOURG HOLDING S.ÀR.L.	:
:
Defendant.	:
:

PLEA AGREEMENT

The United States of America, by and through the Department of Justice, Criminal Division, Fraud Section, (the “Fraud Section”), and the Defendant, JERDS Luxembourg Holding (“JERDS” or the “Defendant”), by and through its undersigned attorneys, and through its authorized representative, pursuant to authority granted by the Defendant’s Board of Directors, hereby submit and enter into this plea agreement (the “Agreement”), pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure. The terms and conditions of this Agreement are as follows:

The Defendant’s Agreement

1. Pursuant to Fed. R. Crim. P. 11(c)(1)(C), the Defendant agrees to waive its right to grand jury indictment and its right to challenge venue in the District Court for the District of Columbia and to plead guilty to a one count criminal Information charging the Defendant with causing a violation of the books and records provisions of the Foreign Corrupt Practices Act of 1977 (“FCPA”), in violation of Title 15, United States Code, Sections 78m(b)(2)(A) and Title 18,

United States Code, Section 2. The Defendant further agrees to persist in that plea through sentencing and, as set forth below, to cooperate fully with the Fraud Section in its investigation into the conduct described in this Agreement and other conduct related to corrupt payments, related false books and records, and failure to implement internal accounting controls.

2. Since February 2012, Defendant has been the parent company of Biomet 3i Mexico SA de CV (“3i Mexico”) and an indirect, wholly-owned subsidiary of Biomet, Inc. (“Biomet”) which was an issuer of securities registered pursuant to Title 15, United States Code, Section 781. 3i Mexico no longer sells products and is in the process of winding down, and the Defendant is the successor-in-interest to 3i Mexico and is therefore responsible for 3i Mexico’s conduct, including the conduct described in the Statement of Facts. The Defendant understands that, to be guilty of the offense charged in the Information, the following essential elements of the offense must be satisfied:

a. The Defendant’s parent company, Biomet, was an issuer of securities registered pursuant to Title 15, United States Code, Section 781 during the relevant time period;

b. The Defendant did knowingly cause Biomet to maintain false books, records, or accounts such that Biomet’s books, records, or accounts did not fairly reflect the transactions and dispositions of Biomet’s assets.

3. The Defendant understands and agrees that this Agreement is between the Fraud Section and the Defendant and does not bind any other division or section of the Department of Justice or any other federal, state, or local prosecuting, administrative, or regulatory authority. Nevertheless, the Fraud Section will bring this Agreement and the nature and quality of the conduct, cooperation and remediation of the Defendant, its direct or indirect affiliates, subsidiaries, and joint ventures, to the attention of other prosecuting authorities or other agencies, as well as debarment authorities and Multilateral Development Banks (“MDBs”), if requested by the Defendant.

4. The Defendant agrees that this Agreement will be executed by an authorized corporate representative. The Defendant further agrees that a resolution duly adopted by the Defendant’s Board of Directors in the form attached to this Agreement as Exhibit 1, authorizes the Defendant to enter into this Agreement and take all necessary steps to effectuate this Agreement, and that the signatures on this Agreement by the Defendant and its counsel are authorized by the Defendant’s Board of Directors, on behalf of the Defendant.

5. The Defendant agrees that it has the full legal right, power, and authority to enter into and perform all of its obligations under this Agreement.

6. The Fraud Section enters into this Agreement based on the individual facts and circumstances presented by this case and the Defendant. Among the factors considered were those stated in the Deferred Prosecution Agreement signed by Zimmer Biomet Holdings, Inc. and the Fraud Section and filed concurrently (the “Zimmer Biomet DPA”).

7. The Defendant agrees to abide by all terms and obligations of this Agreement as described herein, including, but not limited to, the following:

a. to plead guilty as set forth in this Agreement;

b. to abide by all sentencing stipulations contained in this Agreement;

c. to appear, through its duly appointed representatives, as ordered for all court appearances, and obey any other ongoing court order in this matter, consistent with all applicable U.S. and foreign laws, procedures, and regulations;

d. to commit no further crimes;

e. to be truthful at all times with the Court;

f. to pay the applicable fine and special assessment; and

g. to work with its ultimate parent corporation in fulfilling the obligations of the Zimmer Biomet DPA.

8. The Defendant shall cooperate fully with the Fraud Section in any and all matters relating to the conduct described in this Agreement, the Statement of Facts, the Information filed pursuant to this Agreement, and other conduct related to corrupt payments, false books, records, and accounts, and the failure to implement adequate internal accounting controls, subject to applicable law and regulations, until the later of the date upon which all investigations and prosecutions arising out of such conduct are concluded, or the end of the term of the Zimmer Biomet DPA. At the request of the Fraud Section, the Defendant shall also cooperate fully with other domestic or foreign law enforcement and regulatory authorities and agencies, as well as the Multilateral Development Banks (“MDBs”), in any investigation of the Defendant, its parent company or its affiliates, or any of its present or former officers, directors, employees, agents, and consultants, or any other party, in any and all matters relating to the conduct described in this Agreement, the Statement of Facts, the Information filed pursuant to this Agreement, and other conduct related to corrupt payments, false books, records, and accounts, and the failure to implement adequate internal accounting controls. The Defendant agrees that its cooperation pursuant to this paragraph shall include, but not be limited to, the following:

a. The Defendant shall truthfully disclose all factual information not protected by a valid claim of attorney-client privilege or work product doctrine with respect to its activities, those of its parent company and affiliates, and those of its present and former directors, officers, employees, agents, and consultants, including any evidence or allegations and internal or external investigations, about which the Defendant has any knowledge or about which the Fraud Section may inquire. This obligation of truthful disclosure includes, but is not limited to, the obligation of the Defendant to provide to the Fraud Section, upon request, any document, record or other tangible evidence about which the Fraud Section may inquire of the Defendant.

b. Upon request of the Fraud Section, the Defendant shall designate knowledgeable employees, agents or attorneys to provide to the Fraud Section the information and materials described in Paragraph 10(a) above on behalf of the Defendant. It is further understood that the Defendant must at all times provide complete, truthful, and accurate information.

c. The Defendant shall use its best efforts to make available for interviews or testimony, as requested by the Fraud Section, present or former officers, directors, employees, agents and consultants of the Defendant. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with domestic or foreign law enforcement and regulatory authorities. Cooperation under this Paragraph shall include identification of witnesses who, to the knowledge of the Defendant, may have material information regarding the matters under investigation.

d. With respect to any information, testimony, documents, records or other tangible evidence provided to the Fraud Section pursuant to this Agreement, the Defendant consents to any and all disclosures, subject to applicable law and regulations, to other governmental authorities, including United States authorities and those of a foreign government as well as the MDBs, of such materials as the Fraud Section, in its sole discretion, shall deem appropriate.

9. During the term of the Zimmer Biomet DPA, should the Company learn of any evidence or allegations of conduct that may constitute a violation of the FCPA anti-bribery or accounting provisions had the conduct occurred within the jurisdiction of the United States, the Company shall promptly report such evidence or allegations to the Fraud Section.

10. The Defendant agrees that any fine or restitution imposed by the Court will be due and payable in full at the time of the entry of judgment following such sentencing hearing, and the Defendant will not attempt to avoid or delay payment. The Defendant further agrees to pay the Clerk of the Court for the United States District Court for the District of Columbia the mandatory special assessment of $400 per count within ten business days from the date of sentencing.

The United States’ Agreement

11. In exchange for the guilty plea of the Defendant and the complete fulfillment of all of its obligations under this Agreement, and in exchange for the agreement of the defendant’s ultimate parent corporation, Zimmer Biomet Holdings, Inc. (“Zimmer Biomet”), to assume all of the obligations set forth in the Zimmer Biomet DPA, the Fraud Section agrees that it will not file additional criminal charges against the Defendant or any of its direct or indirect affiliates, subsidiaries, joint ventures, or parent corporations relating to (a) any of the conduct described in the Statement of Facts, or (b) information made known to the Fraud Section prior to the date of this Agreement, except for the charges specified in the Zimmer Biomet DPA. This Agreement does not provide any protection against prosecution for any future conduct by the Company. In addition, this Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with the Company. The Defendant agrees that nothing in this Agreement is intended to release the Defendant from any and all of the Defendant’s excise and income tax liabilities and reporting obligations for any and all income not properly reported and/or legally or illegally obtained or derived.

Factual Basis

12. The Defendant is pleading guilty because it is guilty of the charges contained in the Information. The Defendant admits, agrees, and stipulates that the factual allegations set forth in the Information and the Statement of Facts are true and correct, that it is responsible for the acts of its and its subsidiaries’ officers, directors, employees, and agents described in the Information and the Statement of Facts, and that the Information and the Statement of Facts accurately reflect the Defendant’s criminal conduct.

The Defendant’s Waiver of Rights, Including the Right to Appeal

13. Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410 limit the admissibility of statements made in the course of plea proceedings or plea discussions in both civil and criminal proceedings, if the guilty plea is later withdrawn. The Defendant expressly warrants that it has discussed these rules with its counsel and understands them. Solely to the extent set forth below, the Defendant voluntarily waives and gives up the rights enumerated in Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410. Specifically, the Defendant understands and agrees that any statements that it makes in the course of its guilty plea or in connection with the Agreement are admissible against it for any purpose in any U.S. federal criminal proceeding if, even though the Fraud Section has fulfilled all of its obligations under this Agreement and the Court has imposed the agreed-upon sentence, the Defendant nevertheless withdraws its guilty plea.

14. The Defendant is satisfied that the Defendant’s attorneys have rendered effective assistance. The Defendant understands that by entering into this agreement, the Defendant surrenders certain rights as provided in this agreement. The Defendant understands that the rights of criminal defendants include the following:

a. the right to plead not guilty and to persist in that plea;

b. the right to a jury trial;

c. the right to be represented by counsel – and if necessary have the court appoint counsel – at trial and at every other stage of the proceedings;

d. the right at trial to confront and cross-examine adverse witnesses, to be protected from compelled self-incrimination, to testify and present evidence, and to compel the attendance of witnesses; and

e. pursuant to Title 18, United States Code, Section 3742, the right to appeal the sentence imposed.

Nonetheless, the Defendant knowingly waives the right to appeal or collaterally attack the conviction and any sentence within the statutory maximum described below (or the manner in which that sentence was determined) on the grounds set forth in Title 18, United States Code, Section 3742, or on any ground whatsoever except those specifically excluded in this Paragraph, in exchange for the concessions made by the United States in this plea agreement. This agreement does not affect the rights or obligations of the United States as set forth in Title 18, United States Code, Section 3742(b). The Defendant also knowingly waives the right to bring any collateral challenge challenging either the conviction, or the sentence imposed in this case. The Defendant hereby waives all rights, whether asserted directly or by a representative, to request or receive from any department or agency of the United States any records pertaining to the investigation or prosecution of this case, including without limitation any records that may be sought under the Freedom of Information Act, Title 5, United States Code, Section 552, or the Privacy Act, Title 5,

United States Code, Section 552a. The Defendant waives all defenses based on the statute of limitations and venue with respect to any prosecution related to the conduct described in the Statement of Facts or the Information, including any prosecution that is not time-barred on the date that this Agreement is signed in the event that: (a) the conviction is later vacated for any reason; (b) the Defendant violates this Agreement; or (c) the plea is later withdrawn, provided such prosecution is brought within one year of any such vacation of conviction, violation of agreement, or withdrawal of plea plus the remaining time period of the statute of limitations as of the date that this Agreement is signed. The Fraud Section is free to take any position on appeal or any other post-judgment matter. The parties agree that any challenge to the Defendant’s sentence that is not foreclosed by this Paragraph will be limited to that portion of the sentencing calculation that is inconsistent with (or not addressed by) this waiver. Nothing in the foregoing waiver of appellate and collateral review rights shall preclude the Defendant from raising a claim of ineffective assistance of counsel in an appropriate forum.

Penalty

15. The statutory maximum sentence that the Court can impose for a violation of Title 15, United States Code, Section 78m(b)(2)(A) is a fine of $25,000,000 or twice the gross pecuniary gain or gross pecuniary loss resulting from the offense, whichever is greatest, Title 15, United States Code, Section 78ff(a) and Title 18, United States Code, Section 3571(c), (d); five years’ probation, Title 18, United States Code, Section 3561(c)(1); and a mandatory special assessment of $400 per count, Title 18, United States Code, Section 3013(a)(2)(B). In this case, the parties agree that the gross pecuniary gain resulting from the offense is $2,402,100. Therefore, pursuant to 18 U.S.C. § 3571(d), the maximum fine that may be imposed is $4,804,200.

Sentencing Recommendation

16. The parties agree that pursuant to United States v. Booker, 543 U.S. 220 (2005), the Court must determine an advisory sentencing guideline range pursuant to the United States Sentencing Guidelines. The Court will then determine a reasonable sentence within the statutory range after considering the advisory sentencing guideline range and the factors listed in Title 18, United States Code, Section 3553(a). The parties’ agreement herein to any guideline sentencing factors constitutes proof of those factors sufficient to satisfy the applicable burden of proof The Defendant also understands that if the Court accepts this Agreement, the Court is bound by the sentencing provisions in Paragraph 17.

17. The Fraud Section and the Defendant agree that a faithful application of the United States Sentencing Guidelines (U.S.S.G.) to determine the applicable fine range yields the following analysis:

a.	The 2014 U.S.S.G. are applicable to this matter.

b.	Offense Level. Based upon U.S.S.G. § 2B1.1, the total offense level is 25, calculated as follows:

(a)(1)	Base Offense Level	7

(b)(1)	Amount of Loss/Gain	+16

(b)(10)	Substantial Part of Scheme Committed from Outside the United States	+2

TOTAL		25

c.	Base Fine. Based upon U.S.S.G. § 8C2.4(a)(2), the base fine is $2,800,000

d.	Culpability Score. Based upon U.S.S.G. § 8C2.5, the culpability score is 4, calculated as follows:

(a)	Base Culpability Score	5

(b)(5)	the unit of the organization within which the offense was committed had 10 or more employees and an individual with substantial authority personnel participated in, condoned, or was willfully ignorant of the offense	+1

(g)(2)	The organization cooperated in the investigation and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct	-2

TOTAL		4

Calculation of Fine Range:

Base Fine	$2,800,000

Multipliers	.8(min)/1.60 (max)

Fine Range	$2,240,000 (min)/$4,480,000 (max)

18. Pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure, the Fraud Section and the Defendant agree that the following represents the appropriate disposition of the case:

a. Disposition. The parties agree that, in light of the Zimmer Biomet DPA, which requires Zimmer Biomet to pay a total monetary penalty of $17,460,300 as a result of the misconduct committed by Zimmer Biomet’s predecessors, affiliates and subsidiaries, including JERDS, no fine should be imposed on the Defendant, and if the Court imposes any fine, the Fraud Section agrees to credit the criminal penalty paid by Zimmer Biomet Holdings, Inc. in connection with Zimmer Biomet’s DPA to any penalty imposed on JERDS.

b. Mandatory Special Assessment. The Defendant shall pay to the Clerk of the Court for the United States District Court for the District of Columbia within ten days of the time of sentencing the mandatory special assessment of $400 per count.

19. This Agreement is presented to the Court pursuant to Fed. R. Crim. P. 11(c)(1)(C). The Defendant understands that, if the Court rejects this Agreement, the Court must: (a) inform the parties that the Court rejects the Agreement; (b) advise the Defendant’s counsel that the Court is not required to follow the Agreement and afford the Defendant the opportunity to withdraw its plea; and (c) advise the Defendant that if the plea is not withdrawn, the Court may dispose of the case less favorably toward the Defendant than the Agreement contemplated. The Defendant further understands that if the Court refuses to accept any provision of this Agreement, neither party shall be bound by the provisions of the Agreement.

20. In the event the Court directs the preparation of a Presentence Investigation Report, the Fraud Section will fully inform the preparer of the Presentence Investigation Report and the Court of the facts and law related to the Defendant’s case. At the time of the plea hearing, the parties will suggest mutually agreeable and convenient dates for the sentencing hearing with adequate time for (a) any objections to the Presentence Report, and (b) consideration by the Court of the Presentence Report and the parties’ sentencing submissions.

Breach of Agreement

21. If during the term of Zimmer Biomet DPA the Defendant (a) commits any felony under U.S. federal law; (b) provides in connection with this Agreement deliberately false, incomplete, or misleading information, including in connection with its disclosure of information about individual culpability; (c) fails to cooperate as set forth in Paragraphs 8 and 9 of this Agreement; (d) commits any acts that, had they occurred within the jurisdictional reach of the

FCPA, would be a violation of the FCPA; or (e) otherwise fails specifically to perform or to fulfill completely each of the Defendant’s obligations under the Agreement, regardless of whether the Fraud Section becomes aware of such a breach after the term of the Zimmer Biomet DPA, the Defendant shall thereafter be subject to prosecution for any federal criminal violation of which the Fraud Section has knowledge, including, but not limited to, the charges in the Information described in Paragraph 1, which may be pursued by the Fraud Section in the U.S. District Court for the District of Columbia or any other appropriate venue. Determination of whether the Defendant has breached the Agreement and whether to pursue prosecution of the Defendant shall be in the Fraud Section’s sole discretion. Any such prosecution may be premised on information provided by the Defendant. Any such prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Fraud Section prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against the Defendant, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the term of the Zimmer Biomet DPA plus one year. Thus, by signing this Agreement, the Defendant agrees that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the term of the Zimmer Biomet DPA plus one year. The Defendant gives up all defenses based on the statute of limitations, any claim of pre-indictment delay, or any speedy trial claim with respect to any such prosecution or action, except to the extent that such defenses existed as of the date of the signing of this Agreement. In addition, the Defendant agrees that the statute of limitations as to any violation of federal law that occurs during the term of the cooperation obligations provided for in Paragraph 8 of the Agreement or during the term of the Zimmer Biomet DPA will be tolled from the date upon which the violation occurs until the earlier of the date upon which the Fraud Section is made aware of the violation or the duration of the term of the Zimmer Biomet DPA plus five years, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations.

22. In the event the Fraud Section determines that the Defendant has breached this Agreement, the Fraud Section agrees to provide the Defendant with written notice of such breach prior to instituting any prosecution resulting from such breach. Within thirty days of receipt of such notice, the Defendant shall have the opportunity to respond to the Fraud Section in writing to explain the nature and circumstances of such breach, as well as the actions the Defendant has taken to address and remediate the situation, which explanation the Fraud Section shall consider in determining whether to pursue prosecution of the Defendant.

23. In the event that the Fraud Section determines that the Defendant has breached this Agreement: (a) all statements made by or on behalf of the Defendant to the Fraud Section or to the Court, including the attached Statement of Facts, and any testimony given by the Defendant before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Fraud Section against the Defendant; and (b) the Defendant shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of the Defendant prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer or employee, or any person acting on behalf of, or at the direction of, the Defendant, will be imputed to the Defendant for the purpose of determining whether the Defendant has violated any provision of this Agreement shall be in the sole discretion of the Fraud Section.

24. The Defendant acknowledges that the Fraud Section has made no representations, assurances, or promises concerning what sentence may be imposed by the Court if the Defendant breaches this Agreement and this matter proceeds to judgment. The Defendant further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.

Sale, Merger, or Other Change in Corporate Form of Company

25. Except as may otherwise be agreed by the parties in connection with a particular transaction, the Company agrees that in the event that, during the Term of the Agreement or the term of the Zimmer Biomet DPA, it undertakes any change in corporate form, including if it sells, merges, or transfers business operations that are material to the Company’s consolidated operations, or to the operations of any subsidiaries or affiliates involved in the conduct described in the Statement of Facts, as they exist as of the date of this Agreement, whether such sale is structured as a sale, asset sale, merger, transfer, or other change in corporate form, it shall include in any contract for sale, merger, transfer, or other change in corporate form a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement. The purchaser or successor in interest must also agree in writing that the Fraud Section’s ability to declare a breach under this Agreement is applicable in full force to that entity. The Company agrees that the failure to include these provisions in the transaction will make any such transaction null and void. The Company shall provide notice to the Fraud Section at least thirty days prior to undertaking any such sale, merger, transfer, or other change in corporate form. If the Fraud Section notifies the Company prior to such transaction (or series of transactions) that it has determined that the transaction(s) has the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined in the sole discretion of the Fraud Section, the Company agrees that such transaction(s) will not be consummated. In addition, if at any time during the term of the Agreement the Fraud Section determines in its sole discretion that the Company has engaged in a transaction(s) that has the effect of circumventing or frustrating the enforcement purposes of this Agreement, it may deem it a breach of this Agreement pursuant to Paragraphs 21 through 24 of this Agreement. Nothing herein shall restrict the Company from indemnifying (or otherwise holding harmless) the purchaser or successor in interest for penalties or other costs arising from any conduct that may have occurred prior to the date of the transaction, so long as such indemnification does not have the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined by the Fraud Section and the Office.

Public Statements by the Defendant

26. The Defendant expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for the Defendant make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Defendant set forth above or the facts described in the Information and the Statement of Facts. Any such contradictory statement shall, subject to cure rights of the Defendant described below, constitute a breach of this Agreement, and the Defendant thereafter shall be subject to prosecution as set forth in Paragraphs 21 through 24 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the Information or the Statement of Facts will be imputed to the Defendant for the purpose of determining whether it has breached this Agreement shall be at the sole discretion of the Fraud Section. If the Fraud Section determines that a public statement by any such person contradicts in whole or in part a statement contained in the Information or the Statement of Facts, the Fraud Section shall so notify the Defendant, and the Defendant may avoid a breach of this Agreement by publicly repudiating such statement(s) within five business days after notification. The Defendant shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the Information and the Statement of Facts provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the Information or the Statement of Facts. This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Defendant in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Defendant.

27. The Defendant agrees that if it or any of its direct or indirect subsidiaries or affiliates issues a press release or holds any press conference in connection with this Agreement, the Defendant shall first consult the Fraud Section to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Fraud Section and the Defendant; and (b) whether the Fraud Section has any objection to the release or statement.

Complete Agreement

28. This document states the full extent of the Agreement between the parties. There are no other promises or agreements, express or implied. Any modification of this Agreement shall be valid only if set forth in writing in a supplemental or revised plea agreement signed by all parties.

AGREED:

FOR JERDS LUXEMBOURG HOLDING S.ÀR.L.:

Date: 01/11 /17	By:
CHAD F. PHIPPS, ESQ.
Authorized Signatory for JERDS
Luxembourg Holding S.àr.l.

Date: 01/11/17	By:
GUY D. SINGER
ANNE ELKINS MURRAY
Orrick, Herrington & Sutcliffe LLP

RYAN ROHLFSEN
Ropes & Gray LLP

Outside counsel for JERDS Luxembourg
Holding S.àr.l.

FOR THE DEPARTMENT OF JUSTICE:

ANDREW WEISSMANN
Chief, Fraud Section
Criminal Division
U.S. Department of Justice

TAREK J. HELOP
ASSISTANT CHIEF

EXHIBIT 1

CERTIFICATE OF CORPORATE RESOLUTIONS

A copy of the executed Certificate of Corporate Resolutions is annexed hereto as “Exhibit 1.”

B-1

EXHIBIT 1

Certificate of Corporate Resolutions

I, Jitender Sahni, hereby certify that I am a Class A Manager for JERDS Luxembourg Holding S.à r.l (“JERDS” or the “Company”) and that the following are true, complete, and correct copies of resolutions adopted by the Board of Managers of the Company on January 11, 2017. I further certify that such resolutions have not been amended, modified, rescinded, or revoked, and are in full force and effect on the date hereof.

RESOLVED THAT:

The JERDS Board of Managers has been fully informed by counsel of the proposed settlement with the Fraud Section, Criminal Division, United States Department of Justice (“Department”) in connection with the Department’s investigation into a criminal violation of the Foreign Corrupt Practices Act (“FCPA”), and the key terms of the proposed settlement have been explained or distributed to the JERDS Board of Managers.

Pursuant to the Plea Agreement between the Company and the Department: (1) the Company will, through an authorized agent, plead guilty to one count of violating the books and records provisions of the FCPA; (2) in light of the disposition with the Company’s ultimate parent corporation, Zimmer Biomet Holdings, Inc. (“Zimmer Biomet”), the Company will not pay a fine; and (3) the Company will agree to the other commitments set out in the Plea Agreement. The JERDS Board of Managers has been fully advised by counsel of its rights, possible defenses, the Sentencing Guidelines’ provisions, and the consequences of entering into the Plea Agreement.

The JERDS Board of Managers hereby approves the proposed settlement related to the completion of the proceeding against the Company, and approves and authorizes the Company, through its authorized agent, to enter into the Plea Agreement in substantially such form as reviewed by the JERDS Board of Managers, and the actions contemplated thereby, including the entry by the Company of a guilty plea. The JERDS Board of Managers hereby empowers and obliges Chad F. Phipps, Esq., Senior Vice President, General Counsel and Secretary of Zimmer Biomet, acting on the basis of the power of attorney issued by the Company (the “Authorized Signatory”), to: (1) execute and deliver the Plea Agreement and any other documents necessary to enter into the proposed settlement with the Department; and (2) enter a guilty plea before the United States District Court for the District of Columbia and accept the sentence of said court on behalf of the Company.

IN WITNESS HEREOF, the undersigned has executed this on January 11, 2017.

By:

Jitender Sahni
Class A Manager
JERDS Luxembourg Holding S.à r.1

EXHIBIT 2

STATEMENT OF FACTS

The following Statement of Facts is incorporated by reference as part of the Plea Agreement between the United States Department of Justice, Criminal Division, Fraud Section (the “Fraud Section”) and JERDS LUXEMBOURG HOLDING S.AR.L. (“JERDS” or the “Company”), and the parties hereby agree and stipulate that the following information is true and accurate. JERDS admits, accepts, and acknowledges that it is responsible for the acts of its officers, directors, employees, and agents, including as the successor-in-interest of Biomet 3i Mexico S.A. de C.V., as set forth below. Had this matter proceeded to trial, JERDS acknowledges that the Fraud Section would have proven beyond a reasonable doubt, by admissible evidence, the facts alleged below and set forth in the criminal Information:

Relevant Entities and Individuals

1. Biomet, Inc. (“Biomet”) was an orthopedic medical and dental device manufacturer incorporated in Indiana. Biomet sold its products worldwide. At all times material to this Statement of Facts, Biomet was an “issuer” within the meaning of the FCPA, 15 U.S.C. §§ 78dd-1 and 78m.

2. On or about March 26, 2012, Biomet entered into a deferred prosecution agreement with the Fraud Section (the “2012 DPA”) arising out of Biomet’s FCPA violations in Brazil, China, and Argentina.

3. In June 2015, Zimmer Holdings, Inc. (“Zimmer”) acquired LVB Acquisition, Inc., which owned all of Biomet, Inc. (“Biomet”). The combined entities and their subsidiaries became defendant ZIMMER BIOMET, headquartered in Warsaw, Indiana and incorporated in Delaware. Thus, ZIMMER BIOMET knowingly assumed all the rights and obligations of Biomet under the 2012 DPA, including under the compliance monitorship that was part of the 2012 DPA.

1

4. As the result of the acquisition that occurred in June 2015, ZIMMER BIOMET assumed the obligations of Biomet under the 2012 DPA and became Biomet’s successor-in-interest for purposes of the 2012 DPA and Biomet’s conduct described below.

5. Implant Innovations Holdings, LLC (“IIH”), a wholly-owned subsidiary of Biomet, owned several subsidiaries, including Biomet 3i, LLC (“Biomet 3i”), which was incorporated in Florida. Biomet 3i marketed and sold dental implants and related products. Biomet 3i was Biomet’s fourth-largest subsidiary by revenues. Biomet 3i’s financial statements were consolidated into IIH’s financial statements, which were consolidated into Biomet’s financial statements.

6. JERDS was a wholly-owned subsidiary of IIH, which in turn was a subsidiary of Biomet. JERDS had its headquarters in Luxembourg, and owned several subsidiaries, including Biomet 3i Mexico S.A. de C.V. (“3i Mexico”), that marketed and sold Biomet 3i’s products overseas.

7. 3i Mexico, which was incorporated in Mexico, was owned by JERDS. 3i Mexico marketed and sold Biomet 3i’s products in Mexico. 3i Mexico’s financial statements were consolidated into JERDS’s financial statements, which were eventually consolidated into Biomet’s financial statements. 3i Mexico no longer sells products and is in the process of winding down, arid the Defendant is the successor-in-interest to 3i Mexico and is therefore responsible for 3i Mexico’s conduct, including the conduct described herein. Thus, JERDS is the successor-in-interest of 3i Mexico for the conduct described herein.

2

8. “Mexico Customs Broker,” a company whose identity is known to the United States and JERDS, is a customs broker that 3i Mexico hired to import products from the United States to Mexico.

9. “Shipping Company,” a company whose identity is known to the United States and JERDS, is a shipping company in Texas that worked with Mexico Customs Broker to export Biomet 3i’s products from the United States to Mexico.

10. “Biomet Executive,” an individual whose identity is known to the United States and ZIMMER BIOMET, was an attorney at Biomet and Biomet International during the relevant period and became a high-level attorney during that period. Biomet Executive’s responsibilities included ensuring that Biomet had effective internal accounting controls, such as third-party due diligence, and implementing Biomet’s internal accounting controls. Biomet Executive was also responsible for addressing the requirements of Biomet’s FCPA monitor with respect to Biomet International.

11. “3i Mexico Managing Director,” an individual whose identity is known to the United States and JERDS, was an employee of 3i Mexico.

12. “3i Mexico Employee,” an individual whose identity is known to the United States and JERDS, was an employee of 3i Mexico.

The Unlawful Scheme

13. At all relevant times, Biomet exported products to, and sold those products in, countries with a high risk of corruption, including Mexico. From in or around 2010 to in or around 2013, 3i Mexico used a customs broker and subagents to pay bribes to Mexican customs officials to smuggle unregistered and improperly-labeled dental products into Mexico. 3i Mexico falsely recorded payments to its customs broker’s subagents as payments to its customs

3

broker and payments that included bribes as payments for customs services, causing JERDS, IIH, and, ultimately, Biomet, to falsify their books and records. Between in or around 2010 and 2013, Biomet’s subsidiaries paid $980,774 to the customs broker’s subagents knowing that at least part of this amount would be passed on to customs officials, and disguised the bribe payments.

14. 3i Mexico sold Biomet 3i’s dental products in Mexico, which were regulated under Mexican law; Mexican law required proper labeling, identification of the product’s country of origin, and a valid product registration issued by Mexican regulatory authorities.

15. In or about January 2009, 3i Mexico began having difficulty importing some of Biomet 3i’s membrane products into Mexico because of problems with their product registrations. At one point, customs authorities at the Mexico City Airport detained shipments destined for 3i Mexico due to product registration problems.

16. On or about January 7, 2009, several individuals at Biomet 3i’s headquarters in Florida received an email from the then-general manager of 3i Mexico who proposed that 31 Mexico use a Texas-based customs agent to bring unregistered membrane products into Mexico through Texas.

17. On or about January 19, 2009, soon after 3i Mexico learned that the registration for a specific type of membrane was not current, a senior manager in Biomet 31’s regulatory affairs department – the head of Latin American regulatory affairs – requested that all shipments of membranes to Mexico be placed on hold until further notice.

18. On or about January 28, 2009, the managing director of a Biomet subsidiary in Mexico advised the senior manager and head of Biomet 31’s regulatory affairs department for Latin America in an email message that importing dental implants without a valid registration from Mexico’s Secretary of Health was a crime.

4

19. In or around February 2009, Biomet Executive undertook a compliance assessment of another Biomet subsidiary in Mexico. One of the findings in that compliance assessment was that the subsidiary had used a third-party “consultant” to expedite customs shipments at the border. The subsidiary had used the consultant to import products that would have been delayed in customs due to problems with the products’ licenses if they had been shipped via the Mexico City Airport. The consultant did not have the requisite credentials to carry out import and export activities. The assessment stated that using the consultant was a risk and noted that Biomet Corporate had labelled the consultant “higher risk.” In response to the assessment, the subsidiary terminated its relationship with the consultant, but Biomet did not implement controls to ensure that 3i Mexico did not use third parties who engaged in similar high risk activities. Prior to this time, both Biomet’s subsidiary and 3i Mexico had used the consultant to import products.

20. In or around 2010, 3i Mexico began having difficulty importing its products into Mexico from the United States via the airport in Mexico City. Some of the shipments were stopped by Mexican customs officials because the products were mislabeled, lacked proper country of origin markings, and did not have valid product registrations with the Mexican government.

21. In response to these issues, 3i Mexico’s agents and employees developed a scheme to avoid those problems: first, Biomet 3i would ship certain Biomet 3i products to an address in Texas provided by Mexico Customs Broker; second, Mexico Customs Broker would segregate the products into two sets of products – those products that were properly labeled and registered under Mexican law, and those products that were not properly labeled and registered and thus contraband; third, Mexico Customs Broker would transport all of the compliant

5

products across the border to Mexico, but one of Mexico Customs Broker’s subagents would bribe Mexican customs officials so that the contraband dental products could cross the border illegally.

22. 3i Mexico did not have a written contract with Mexico Customs Broker or its subagents even though they were providing services in a country and industry with high corruption risks. 3i Mexico also did not receive anticorruption representations from Mexico Customs Broker or its subagents.

23. Biomet did not implement internal accounting controls to ensure that 3i Mexico would undertake those tasks. In addition, 3i Mexico knew that Mexico Customs Broker’s subagents would pay bribes and that there was no legitimate reason to use subagents when it had retained Mexico Customs Broker as its customs broker.

24. On or about March 17, 2010, an employee at Mexico Customs Broker sent an email message to 3i Mexico Managing Director and 3i Mexico Employee which read as follows: “here is the procedure that will be followed to release shipments through [Texas] customs: Deliver the shipment to [Shipping Company’s address], Attn: [an employee at Shipping Company]. The person responsible for carrying out this step, will go to our warehouse and afterwards will send us the quotation.” 3i Mexico Employee knew that Mexico Customs Broker’s subagents would bribe Mexican customs officials to ensure that the mislabeled products would be imported into Mexico.

25. On or about April 8, 2010, 3i Mexico Managing Director wrote an email to five other Biomet 3i and 3i Mexico employees and stated that they had problems getting shipments through customs at Mexico City’s airport because some product labels indicated that they were manufactured in countries other than the United States, while the product registrations stated that

6

they were manufactured in the United States. 3i Mexico Managing Director recommended that Biomet 3i ship the products to Shipping Company’s office because at “the border they have more flexibility to access and import the products according to the right procedures. The details of the broker are: [Shipping Company’s address], Attn: [an employee at Shipping Company].”

26. On or about April 9, 2010, 3i Mexico Managing Director wrote the following in an email to a 3i Mexico employee and two other Biomet 3i employees: “Ok lets [sic] do the following… lets [sic] return all previous shipment[s] to [Biomet 3i’s office] and you send us 1 new shipment with all the [back order items] to Texas, then we normalize the inventory and return to weekly shipments using only items made in USA and the rest special shipments using [Texas].” The 3i Mexico employee knew that Mexico Customs Broker’s subagents were being paid large amounts of money to smuggle the mislabeled products into Mexico.

27. On or about April 9, 2010, 3i Mexico Managing Director sent an email to the senior manager who was the head of Biomet 3i’s regulatory affairs department for Latin America, stating, as translated from Spanish to English, that because of problems with illegal drugs being smuggled into Mexico City’s airport, Mexican authorities had reinforced border controls over health products. 3i Mexico Managing Director wrote that customs agents had recommended “that we use the border and in this case [Texas] because at this entry point the authorities are not as strict since from the US to Mexico there is no problem with prohibited substances, indeed it is the reverse.”

28. On or about April 9, 2010, the senior manager who was the head of Biomet 3i’s regulatory affairs department for Latin America, responded to 3i Mexico Managing Director by email and stated, as translated from Spanish to English: “I understand completely—how do we set this up so that the product enters through [Texas]?”

7

29. On or about April 9, 2010, 3i Mexico Managing Director responded to the senior manager who was the head of Biomet 31’s regulatory department for Latin America by email, stating, as translated from Spanish to English: “[two employees] are already working to send this Friday’s shipment to [Texas].”

30. On or about March 26, 2012, Biomet entered into the 2012 DPA.

31. On or about April 27, 2012, an employee in Biomet 3i’s regulatory department sent 3i Mexico Managing Director an email message and said that Biomet 3i could not import a particular ceramic dental cement into Mexico because it did not have the necessary importation license. 3i Mexico Managing Director responded that customs officials at Mexico City’s airport would require the importation license, so Biomet 3i was instead using Mexico Customs Broker to ship the products through the border at Texas.

32. On or about July 27, 2012, an employee at Mexico Customs Broker sent an email to 3i Mexico Employee and another employee at Mexico Customs Broker and stated, as translated from Spanish to English: “I attached the prepayment request and proforma of this week’s shipment. Taxes on models with registry [MX]$26,900.00. American account, deliver, digitization and fees MX$18,009.00 (vat included). Taxes on models without registry MX$115860.00 (vat included).”

33. On or about July 30, 2012, one of Mexico Customs Broker’s subagents sent an invoice to 3i Mexico requesting payment of approximately MX$115,860 for “servicios profesionales” with no further description of the services provided.

34. On or about July 30, 2012, 3i Mexico Managing Director caused a wire transfer in the amount of approximately MX$44,909 (the amount of the taxes and fees in the prepayment request identified in Paragraph 32) to be made from a 3i Mexico bank account in Mexico to

8

Mexico Customs Broker’s bank account in Mexico. That same day, 3i Mexico Managing Director caused a wire transfer in the amount of approximately MX$115,860 (the same amount as one of the prepayment requests identified in Paragraph 32 and the invoice identified in Paragraph 33 that one of Mexico Customs Broker’s subagents sent to 31 Mexico) to be made from the same 3i Mexico bank account in Mexico to the bank account of Mexico Customs Broker’s subagent in Mexico.

35. On or about July 30, 2012, 3i Mexico Employee sent an email to an employee at Mexico Customs Broker, stating, as translated from Spanish to English: “I attach copies of the deposits, will you know [sic] something about the merchandise.” Wire transfer records reflecting the two wire transfers authorized that same day by 31 Mexico Managing Director were attached to that email.

36. On or about July 31, 2012, Mexico Customs Broker sent an invoice to 3i Mexico requesting payment of approximately MX$44,909 for Mexico Customs Broker’s services in transporting a shipment of dental implants to 31 Mexico’s address in Mexico City, Mexico. The invoice was supported by a shipping record explaining the items that Mexico Customs Broker had imported on behalf of 3i Mexico.

37. On or about July 31, 2012, 3i Mexico Employee recorded the two wire transfers from the previous day in 31 Mexico’s accounting system as three payments to Mexico Customs Broker totaling approximately MX$160,769, which was equal to the combined amount of the invoices sent on July 30, 2012 and July 31, 2012. 3i Mexico Employee recorded each of the wire transfers as payments to Mexico Customs Broker even though 3i Mexico made one of those payments to Mexico Customs Broker’s subagent instead of Mexico Customs Broker. 3i Mexico Employee made no separate record of any payment to Mexico Customs Broker’s subagent. The

9

payments were then recorded in the general ledger for 3i Mexico as payments to Mexico Customs Broker for customs services and later consolidated into JERDS’s financial statements, which were consolidated into Biomet’s financial statements.

38. Between in or around 2010 and 2013, 3i Mexico paid approximately $980,774 to Mexico Customs Broker in connection with clearing Biomet 3i products.

39. Between in or around 2010 and 2013, 3i Mexico earned $2,402,100 in profits from sales of products in Mexico that were shipped through Texas.

10